                                                                    EXHIBIT 99.1

(INTERPHASE LOGO)

--------------------------------------------------------------------------------
                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE

TRADE CONTACT:                                           INVESTOR CONTACT:
Michelle Patterson                                       Joseph Hassett
Verve Communications                                     Interphase Corporation
214-965-9933                                             (866) 630-INPH
mpatterson@vervecommunications.com                       ir@iphase.com


            INTERPHASE ANNOUNCES 2003 THIRD QUARTER FINANCIAL RESULTS
      Company returns to profitability on 42% revenue growth over 3Q 2002!
                       Telecom product revenues jump 71%!

DALLAS, TEXAS, OCTOBER 15, 2003 -- Interphase Corporation (NASDAQ: INPH) today reported financial results for its third quarter ended September 30, 2003. Revenues increased 42% over the prior year's third quarter to $8.6 million, versus $6.0 million last year. Telecom controller revenues led the increase growing 71% to $5.9 million from $3.4 million one year ago. The company posted net income of $366,000, or $.06 per share, versus a net loss of $721,000, or $(0.13) per share, during the 2002 third quarter. Cash and securities stood at $17 million at quarter end.

Greg Kalush, President and Chief Executive Officer, said, "We are extremely pleased to report on our growth in revenue fueled by our Telecommunications initiatives. This has been a solidly profitable quarter with bottom line results that reflect an improvement of approximately $900,000 compared to just three months ago and approximately $1.1 million from a year ago. Our continuous revenue growth initiative has begun to yield exciting results, and we are pleased that we have also accomplished another one of our primary objectives for this year, to return our business to profitability."


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INTERPHASE ANNOUNCES FY2003 THIRD QUARTER RESULTS
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On a year to date basis, revenues have grown 28% over the prior year to $23.4 million for the nine months ended September 30, 2003, versus $18.3 million for the same period in 2002. For the nine months ended September 30, 2003, the net loss was $981,000 or $(0.18) per share, versus a net loss of $2.8 million or $(0.50) per share for the same period in 2002.

"I am proud of the diligence and persistence of the team here at Interphase," stated Greg Kalush, President and Chief Executive Officer. "We believe that time is beginning when platforms will roll out for the next phase of infrastructure equipment and more of our design wins will start entering the production phase. Our products are a key part in enabling the network equipment providers to deliver the next generation systems that meet the next wave requirements. We are becoming both a recognized leader and a trusted partner to our customers as new equipment and features enter the public telephone network. We continue to prudently manage our resources and maintain a healthy cash position. I'm proud of the Interphase team and appreciate all of the work over the past two years in putting Interphase in an excellent position to move forward as a leader in our markets".

ABOUT INTERPHASE CORPORATION

Interphase enables rapid platform design and integration for the global voice and data communications markets through custom and off-the-shelf communications equipment, embedded software development suites, and systems integration and consulting services for telecom and enterprise networks. The company's products connect computer and telecommunication servers to Wide Area Networks (WANs), Local Area Networks (LANs) and Storage Area Networks (SANs) using Asynchronous Transfer Mode (ATM), Ethernet, Signaling System 7 (SS7), IP, Fibre Channel, HDLC, Frame Relay, and Integrated Services Digital Network (ISDN) technologies. Headquartered in Plano, Texas with offices across the United States, Paris, Munich, Helsinki, Beijing, and Bangkok, Interphase 2002 revenues were $25.1 million. Clients include Lucent Technologies, Nortel Networks, Ericsson, Hewlett-Packard, Alcatel, IBM, Motorola, Fujitsu, Lockheed Martin, and Raytheon. Additional information about Interphase and its products is available through the company's web site at www.interphase.com.

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INTERPHASE ANNOUNCES FY2003 THIRD QUARTER RESULTS
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SAFE HARBOR STATEMENT

This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company's market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.

###

The Interphase logo is a registered trademark of Interphase Corporation.


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INTERPHASE ANNOUNCES FY2003 THIRD QUARTER RESULTS
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                             INTERPHASE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                              Three Months Ended Sept. 30,     Nine Months Ended Sept. 30,
                                                  2003            2002            2003            2002
                                              ------------    ------------    ------------    ------------

Revenues                                      $      8,571    $      6,022    $     23,441    $     18,338
Income (loss) before income taxes                      146          (1,384)         (1,201)         (4,914)
Income tax benefit                                    (220)           (663)           (220)         (2,134)
Net income (loss)                                      366            (721)           (981)         (2,780)
Net income (loss) per diluted share                   0.06           (0.13)          (0.18)          (0.50)
Weighted average common and dilutive shares          5,920           5,521           5,519           5,564


                 SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
                             (AMOUNTS IN THOUSANDS)

                                                  Sept. 30, 2003  Dec. 31, 2002
                                                  --------------  -------------
Cash, marketable securities and restricted cash    $     16,948   $     18,875
Accounts receivable, net                                  6,852          5,683
Inventories                                               2,919          3,121
Net property, plant and equipment                         1,526          1,739
Total assets                                             29,981         30,749
Total liabilities                                         8,157          7,931
Total shareholders' equity                               21,824         22,818